Exhibit 5.1

Farmmi, Inc.
Fl 1, Building No. 1, 888 Tianning Street
Liandu District
Lishui, Zhejiang Province
People’s Republic of China 323000	Our Ref: RCS/DPM/16074-30576
Your Ref:

20 April 2021

Dear Sirs

Farmmi, Inc. – Issuance of Ordinary Shares

We have acted as Cayman Islands legal advisers to you, Farmmi, Inc. (the "Company"), a Cayman Islands exempted company, in connection with the Company’s offering (the “Offering”) of an aggregate offering price of up to US$40,250,000 of ordinary shares with par value of US$0.001 per share in the capital of the Company (the “Shares”). The Shares will be issued and sold under the Company’s registration statement on Form F-1 (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the "Act").

1	Assumptions

1.1	The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Resolutions, the Director’s Certificate and the Certificate of Good Standing (each as defined below). We have also relied upon the following assumptions, which we have not independently verified:

1.2	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

1.3	All signatures, initials and seals are genuine;

1.4	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions expressed herein;

1.5	The Shares to be offered and issued by the Company pursuant to the Letter of Engagement (as defined below) and the Registration Statement (the “Documents”) will be issued by the Company against payment in full, in accordance with the Documents and be duly registered in the Company’s register of members;

1.6	The A&R Memorandum and Articles (as defined below) remain in full force and effect and are unamended;

1.7	The Resolutions and were duly passed in the manner prescribed in the A&R Memorandum and Articles and the resolutions contained in the Resolutions are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect;

1.8	The authorised shares of the Company as set out in the A&R Memorandum and Articles have not been amended;

1.9	That the validity and binding effect under the laws of the United States of America of the Registration Statement;

1.10	The transactions contemplated under the Documents comply with the requirements of the applicable rules of the Nasdaq Stock Market;

1.11	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the then effective A&R Memorandum and Articles of the Company) and all resolutions passed at the meetings, or passed by written consent as the case may be;

1.12	That there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations under the Documents or which materially affect, amend or vary the transactions contemplated by the Registration Statement.

2	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

2.1	A copy of the Prospectus which forms part of the Registration Statement;

2.2	A copy of the Company’s certificate of incorporation issued by the Registrar of Companies on 28 July 2015;

2.3	A copy of the statutory registers of directors of the Company as maintained at its registered office in the Cayman Islands, certified as true by a director on 24 March 2021;

2.4	A copy of the Memorandum of Association and Articles of Association of the Company as adopted by the Company by a special resolution of the shareholders on 7 December 2017 as amended by a resolution of shareholders dated 12 September 2020 and certified as true pursuant to the Director’s Certificate (the "A&R Memorandum and Articles");

2.5	A copy of the Certificate of Good Standing of the Company issued by the Registrar of Companies dated 22 March 2021 (the "Certificate of Good Standing");

2.6	A copy of the written resolutions of the board of directors of the Company dated 6 April 2021 (the "Resolutions");

2.7	A copy of the letter of engagement dated 30 March 2021 issued by Aegis Capital Corp. and acknowledged by the Company pursuant to which to Aegis Capital Corp. would serve as the Company’s underwriter (the “Letter of Engagement”);

2.8	A copy of the director’s certificate issued by a director of the Company in our favour on 20 April 2021 (the “Director’s Certifiacte”); and

2.9	The records of proceedings of the Company on file with, and available for inspection on 20 April 2021, at the Grand Court of the Cayman Islands.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The issue and allotment (as applicable) of the Shares has been duly authorised, and when allotted, issued and paid for as contemplated as described in the Registration Statement and the Documents as applicable, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

4.1	We make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

4.2	In this opinion, the phrase "non-assessable" means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

4.3	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to us as Cayman Islands counsel under the headings "Legal Matters" and "Enforcement of Civil Liabilities" and elsewhere in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Campbells

Campbells

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